Exhibit 10.1

BARCLAYS 745 Seventh Avenue New York, New York 10019	DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH 60 Wall Street New York, New York 10005

PERSONAL AND CONFIDENTIAL

February 22, 2016

MKS Instruments, Inc.

2 Tech Drive, Suite 20

Andover, Massachusetts 01810

Attention: Seth H. Bagshaw, Vice President,

    Chief Financial Officer & Treasurer

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, “DB”; Barclays, DBSI and DBNY, the “Commitment Parties,” “we” or “us”), that MKS Instruments, Inc. (the “Borrower” or “you”), intends to acquire (the “Acquisition”) 100% of the equity interests of a company previously identified to Barclays and code-named “Photon” (the “Company”), pursuant to the Acquisition Agreement and to consummate Transactions (each as defined in Exhibit A) and other transactions as otherwise contemplated by this Commitment Letter and the Fee Letter (each as defined below), in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Term Sheets (collectively, the “Commitment Letter”).

You have also advised us that the Transaction Costs (as defined in Exhibit A) will be financed in part from the following sources:

•	$800 million of borrowings under a senior secured term loan facility (the “Term Loan Facility”) having the terms set forth in Exhibit A; and

•	$50 million under a senior secured asset-based revolving credit facility (the “ABL Facility” and, together with the Term Loan Facility, the “Facilities”) having the terms set forth in Exhibit B.

1.	Commitments and Agency Roles

You hereby appoint (i) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Term Administrative Agent”) and collateral agent (in such capacity, the “Term Collateral Agent”) for the Term Loan Facility and (ii) DBNY to act, and DBNY hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “ABL Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”) and collateral agent (in such capacity, the “ABL Collateral Agent” and, together with the Term Collateral Agent, the “Collateral Agents”) for the ABL Facility. You hereby appoint (i) DBSI to act, and DBSI hereby agrees to act, as syndication agent for the Term Loan Facility and (ii) Barclays to act, and Barclays hereby agrees to act, as syndication agent for the ABL Facility. You hereby (i) appoint Barclays and

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DBSI to act, and Barclays and DBSI hereby agree to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Term Arrangers”) for the Term Loan Facility and (ii) DBSI and Barclays to act, and DBSI and Barclays hereby agree to act, as joint lead arrangers and joint bookrunners (in such capacities, the “ABL Arrangers” and, together with the Term Arrangers, the “Arrangers”) for the ABL Facility. Each of the Arrangers, the Administrative Agents and the Collateral Agents will have the rights and authority customarily given to financial institutions in such roles. Barclays is pleased to advise you of its several (and not joint) commitment to provide to the Borrower 50% of the aggregate principal amount of each of the Facilities, and DBNY is pleased to advise you of its several (and not joint) commitment to provide to the Borrower 50% of the aggregate principal amount of each of the Facilities, in each case on the terms set forth in the Term Sheets and subject solely to the satisfaction or waiver of the conditions set forth in Exhibit C. Barclays and DBNY are the “Initial Lenders”.

Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth herein and in Exhibits A and B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

You have the right (the “Designation Right”), on or prior to the date that is 10 business days after the date of this Commitment Letter, to appoint up to 2 additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or to confer other titles in respect of Facilities (each such agent, co-agent, lead arranger, bookrunner, manager, arranger or holder of another title, together with each additional Arranger, an “Additional Committing Lender”) in a manner and with economics determined by you pursuant to joinder documentation or an amendment to the Commitment Letter and the Fee Letter that adds such Additional Committing Lender as a Commitment Party. Thereafter, each such financial institution shall constitute a “Commitment Party” under the Commitment Letter and the Fee Letter. In connection with your exercise of Designation Rights (i) fees will be allocated to each Additional Committing Lender on a pro rata basis in respect of the commitment it is assuming with respect to each of the Facilities (and the commitment of such Additional Committing Lender shall be pro rata among the Facilities), (ii) the commitments of each Initial Lender with respect to each of the Facilities immediately prior to the joinder or amendment for such Additional Committing Lender shall be reduced proportionately by the commitments assumed by each Additional Committing Lender, (iii) the commitments of the several Commitment Parties will be several and not joint and (iv) in no event will Barclays and DB be entitled to less than 70% of the economics of each of the Facilities.

It is further agreed that (i) Barclays will appear on the top left of the cover page of all marketing materials for the Term Loan Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement and (ii) DB will appear immediately to the right of Barclays on the cover page of all marketing materials for the Term Loan Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement. It is further agreed that (i) DB will appear on the top left of the cover page of all marketing materials for the ABL Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement and (ii) Barclays will appear immediately to the right of DB on the cover page of all marketing materials for the ABL Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Except as set forth above, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Commitment Letter and the Fee Letter) will be paid in connection with the Facilities unless you and we shall so agree.

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2.	Conditions Precedent

Our commitments hereunder to make effective and fund the Facilities on the Closing Date and our agreements to perform the services described herein are subject solely to the satisfaction of the conditions set forth in Exhibit C.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation (as defined in Exhibit A; Exhibits A, B and C are the “Term Sheets”) or any other letter agreement or other undertaking between you and us concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability and effectiveness of the Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Company with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (as such term is defined in Exhibit A), but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair availability or effectiveness of the Facilities on the Closing Date if all conditions set forth in Exhibit C are satisfied or waived by the Arrangers (it being understood that to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest) is not or cannot be provided or perfected on the Closing Date (other than (i) to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code or (ii) by the delivery of stock or other certificates of “Merger Sub” (as defined in the Acquisition Agreement)) after your use of commercially reasonable efforts to do so, or without undue burden or expense, the delivery of such Collateral (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability or effectiveness of the Facilities on the Closing Date but shall instead be required to be delivered or provided within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the applicable Administrative Agent), and in the case of perfection of security interests in real property, within 120 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the applicable Administrative Agent), in each case, pursuant to arrangements to be mutually agreed by the Borrower and the applicable Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties made by the Loan Parties (as defined in Exhibit A) set forth in the Facilities Documentation relating to: organizational existence of the Loan Parties; organizational power and authority of the Loan Parties, and due authorization, execution and delivery by the Loan Parties, in each case, as they relate to their entry into and performance of the Facilities Documentation; enforceability of the Facilities Documentation against the Loan Parties; no conflicts with or consent under charter documents of the Loan Parties as it relates to their entry into and performance of the Facilities Documentation; solvency of the Borrower and its restricted subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency being determined in a manner consistent with Annex I to this Commitment Letter); subject to the immediately preceding sentence and the limitations set forth in the Term Sheets, creation and perfection of security interests in the Collateral; Federal Reserve margin regulations; the PATRIOT Act; not using proceeds in violation of OFAC or FCPA; and the Investment Company Act. The provisions of this paragraph are referred to as the “Certain Funds Provision”.

3.	Syndication

Each Arranger intends and reserves the right to syndicate the Facilities to the Lenders; provided that, unless otherwise agreed by you, no assignment prior to the Closing Date will reduce or release any Commitment Party’s obligation to fund its commitment in the event any assignee shall fail to do so on the Closing Date. The Arrangers will lead the syndication, including determining, in consultation with you,

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the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter and will in consultation with you determine the final commitment allocations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Borrower, the Company and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (a) the termination by the Arrangers of syndication of the Facilities, (b) 60 days following the Closing Date and (c) the “Successful Syndication” of the Facilities (as defined in the Fee Letter), you will ensure (or with respect to the Company or its subsidiaries, using your commercially reasonable efforts to ensure) there will be no competing issues, offerings, placements or arrangements of any debt facility or any debt security of the Company or the Borrower or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security, being issued, offered, placed or arranged without the consent of the Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities (it being understood that (x) as to the Company and its subsidiaries, (i) indebtedness incurred under its existing domestic revolving credit facility prior to the Refinancing and incurred under its foreign revolving credit facility, and (ii) indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement and (y) as to the Borrower and its subsidiaries, deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries, ordinary course capital lease, purchase money and equipment financings and debt securities issued in accordance with the terms of the Fee Letter will not be deemed to materially impair the primary syndication of the Facilities).

You agree to, and agree to use commercially reasonable efforts to obtain contractual undertakings from the Company to, cooperate with, and provide customary information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) your assistance in preparing as soon as practicable after the date of this Commitment Letter, a customary information memorandum and other customary presentation materials (collectively, “Confidential Information Memoranda”) regarding the business, operations and financial projections of the Borrower and the Company (which shall be, with respect to the Company, limited to the financial information and projections described in Exhibit C) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of the Borrower or the Company; (ii) using commercially reasonable efforts to obtain from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating, a corporate credit rating and a credit rating for the Term Loan Facility; (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of the Borrower (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Company) and participation of such persons in such meetings); (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers, one or more meetings with prospective Lenders; and (v) your ensuring the ABL Administrative Agent and its designees shall have sufficient access to the Borrower and its subsidiaries, and your using commercially reasonable efforts to ensure that the ABL Administrative Agent and its designees shall have sufficient access to the Company and its subsidiaries, to complete a field examination as soon as practicable after the date hereof. You will be solely responsible for the contents of the Confidential Information Memoranda and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof as provided in Section 4 below. Subject to your consent, not to be unreasonably withheld or delayed, and compliance with applicable laws, you agree that each Arranger has the right to place advertisements in financial and other newspapers at its own expense describing its

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services to you and the Borrower. We agree that the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 3 and 4 of Exhibit C. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including compliance with any of the provisions set forth in this paragraph), shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At an Arranger’s request, you agree to assist in the preparation of an additional version of the Confidential Information Memoranda that does not contain material non-public information (as reasonably determined by you) concerning you, the Company or your or its respective subsidiaries or affiliates or your or its respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by any Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) summaries of terms and notification of changes in the terms and conditions of the Facilities. Before distribution of any Confidential Information Memoranda in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Confidential Information Memoranda provided to Lenders and prospective Lenders will be accompanied by a disclaimer by such recipients exculpating us with respect to any use thereof and of any related materials by the recipients thereof. In addition, at an Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and by doing so you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Public Information Materials as not containing any MNPI.

It is agreed that the completion of the successful syndication of, or receipt of commitments in respect of, the Facilities will not be a condition to the Commitment Parties’ commitments hereunder.

4.	Information

You represent and warrant covenant that (and with respect to information and projections relating to the Company and its subsidiaries to the best of your knowledge that) (i) all written information (other than projections, forward looking information and information of a general economic or industry specific nature) that has been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by or on behalf of the Company or the Borrower in connection with the Transactions is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (ii) the projections and other forward looking information that have been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by or on behalf of the Company or the Borrower have been and will be prepared in good faith, and that information with respect to you will be based upon accounting principles consistent

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with your historical audited financial statements most recently provided as of the date hereof and upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to such Arranger, such Commitment Party, the Lenders and their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 60 days following the Closing Date and (ii) the “Successful Syndication” of the Facilities (as defined in the Fee Letter) you become aware that any of the representations in the preceding sentence would be (to the best of your knowledge with respect to the Company) incorrect in any material respect if made at such time, then you will (and with respect to information and projections with respect to the Company you will use commercially reasonable efforts to cause the Company to) promptly supplement, or cause to be supplemented, the information and projections so that (and with respect to information and projections relating to the Company to the best of your knowledge) such representations will be correct in all material respects in light of the circumstances in which statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Expense and Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you hereby agree to indemnify and hold harmless each Administrative Agent, each Collateral Agent, each Arranger and each other agent or co-agent (if any) designated by any Arranger with respect to the Facilities, each Lender (including in any event each Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Borrower, the Guarantors (as defined in Exhibit A), any of their respective affiliates or any other person or entity or which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that you will not have to indemnify an Indemnified Person against (A) any claim, loss, damage, liability or expense to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person, (ii) a material breach of obligations under the Commitment Letter or the Facilities Documentation by such Indemnified Person or (iii) any dispute solely among the Indemnified Persons (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such Indemnified Person in its capacity as agent or arranger, or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final, non-appealable judgment by a court of competent jurisdiction in any such action, suit, proceeding or claim, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, losses, damages, liabilities or expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened

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action, suit, proceeding or claim in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such action, suit, proceeding or claim, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, unless such use is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct on the party of such Indemnified Person.

You also agree to periodically reimburse us for our reasonable and documented or invoiced out-of-pocket costs and expenses in connection with any matter referred to in this Commitment Letter or the Fee Letter, including expenses associated with our due diligence efforts and field examinations and the reasonable and documented fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower’s consent, whether or not the Acquisition is consummated, the Closing Date occurs or any Facilities Documentation is executed and delivered or any extensions of credit are made under any of the Facilities.

Your indemnity and reimbursement obligations under this Section 5 will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the definitive financing documentation upon execution thereof and thereafter shall have no further force and effect.

Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that the indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). This Commitment Letter may not be assigned by any Commitment Party without your consent (and any purported assignment without such consent shall be null and void) provided that the Commitment Parties may (i) assign commitments in accordance with Section 1 to an Additional Committing Party and (ii) assign commitments in accordance with Section 3 above. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

Each Commitment Party notifies you, the Company and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to

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obtain, verify and record information that identifies you, the Company and the Guarantors, including the name and address of each such Person and other information that will allow such Commitment Party and each Lender to identify you, the Company and the Guarantors in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by any Commitment Party, any Arranger or any of their affiliates in connection with the Transactions are exclusively for the information of your Board of Directors and senior management and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (but only as and to the extent the provision of such notice is reasonably practicable), pursuant to applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter (except in redacted form satisfactory to the Commitment Parties) or the information contained therein) to the Company and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence, (iii) the Term Sheets to any ratings agencies on a confidential basis in connection with the Transactions, (iv) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Facilities, (v) the Term Sheets (but not this Commitment Letter or the Fee Letter) to potential debt providers in coordination with us obtaining commitments to the Facilities from such potential debt providers, (vi) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) to the extent customary or required in any public or regulatory filing relating to the Transactions, and (vii) you may disclose the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) two years after the date of this Commitment Letter.

We shall use all nonpublic information received by us and our affiliates from or on behalf of you in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis in connection with our mandate hereunder, (b) to any Lenders or participants or prospective Lenders or participants or contractual counterparty to any swap or derivative transaction relating to the Borrower, the Company or any of their subsidiaries, in each case who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by

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applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such Representatives’ compliance with this paragraph), (f) to any of our affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for such affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, or (j) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the Closing Date and shall in any event automatically terminate two years following the date of this Commitment Letter. You acknowledge that each Commitment Party and its affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Borrower, the Company and other companies that may be the subject of the Transactions. Each Commitment Party and its affiliates will have economic interests that are different from or conflict with those of the Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that no Commitment Party has any obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Company and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

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Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that each Commitment Party and its affiliates do not provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN EXHIBIT C) AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED AND (B) THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR SUBSIDIARIES (OTHER THAN THE COMPANY AND ITS SUBSIDIARIES) HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE YOUR OR THEIR RESPECTIVE OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT (IN EACH CASE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE). Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim shall be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court and (iv) agrees that a final, non-appealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

10

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided or referred to in Exhibit C of this Commitment Letter, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Facilities Documentation are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are disbursed. You may terminate in whole (not in part) this Commitment Letter and the commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence and the Fee Letter; provided in the event of a reduction in the purchase price for the Acquisition or if a lesser amount of indebtedness is required to fund the Transactions for any other reason, you may, in your sole discretion, reduce the commitments with respect to the Term Loan Facility.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition (for the avoidance of doubt, either (x) with the funding of the Facilities to the extent required hereunder or (y) without the funding of the Facilities if not required hereunder), (ii) the termination of the Acquisition Agreement in accordance with its terms or your written notice of the abandonment of the Acquisition and (iii) 5:00 p.m. on August 22, 2016, unless the closing of the Facilities has been consummated on or before such date on the terms and subject to the conditions set forth herein.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on February 26, 2016, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

11

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

[Commitment Letter]

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ian Dorrington
Name:	Ian Dorrington
Title:	Managing Director

By:	/s/ Frank Fazio
Name:	Frank Fazio
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ian Dorrington
Name:	Ian Dorrington
Title:	Managing Director

By:	/s/ Philip Saliba
Name:	Philip Saliba
Title:	Director

[Commitment Letter]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

MKS INSTRUMENTS, INC.

By:	/s/ Seth H. Bagshaw
Name:	Seth H. Bagshaw
Title:	Vice President and Chief Financial Officer

[Commitment Letter]

EXHIBIT A

MKS Instruments, Inc.

$800.0 million Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the proposed principal terms and conditions for the Term Loan Facility (as defined below). Capitalized terms used in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and the other Exhibits to the Commitment Letter.

1.	PARTIES

Borrower:	MKS Instruments, Inc., a Massachusetts corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future wholly-owned restricted subsidiaries (the “Guarantors”; together with the Borrower, the “Loan Parties”); provided that Excluded Tax Subsidiaries (as defined below) and Excluded Subsidiaries (as defined below) shall not be required to guarantee the obligations of the Borrower.

“Excluded Tax Subsidiary” means (a) Foreign Subsidiaries (as defined below) and (b) any subsidiary that is organized in the United States that holds no material assets other than equity interests of one or more Foreign Subsidiaries.

“Excluded Subsidiary” means (a) unrestricted subsidiaries, (b) immaterial subsidiaries, (c) any subsidiary that is prohibited by any law or by any contractual obligation existing on the Closing Date from providing a guaranty, or any subsidiary that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (d) not-for-profit subsidiaries, if any, (e) any captive insurance company and (f) subject to the limitations on acquisitions of non-Guarantors contained in the definition of Permitted Acquisition (as defined below), any restricted subsidiary acquired pursuant to a Permitted Acquisition to the extent that (x) such subsidiary is an obligor in respect of secured indebtedness permitted to be incurred pursuant to the Term Documentation (as defined below) as assumed indebtedness and (y) such secured indebtedness was not incurred by such subsidiary in contemplation of such Permitted Acquisition to the extent the terms of such secured indebtedness prohibit such subsidiary from becoming a Guarantor.

“Foreign Subsidiary” means a direct or indirect subsidiary of the Borrower (i) that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, or (ii) that is not created under the laws of the United States or any state thereof.

Lead Arrangers and Bookrunners:	Barclays Bank PLC (“Barclays”) and Deutsche Bank Securities Inc. (“DBSI”) (in such capacity, the “Arrangers”).

Administrative Agent:	Barclays (in such capacity, the “Administrative Agent”).

Syndication Agent:	DBSI.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers and reasonably acceptable to the Borrower (collectively, the “Term Lenders” and, together with the ABL Lenders (as defined in Exhibit B), the “Lenders”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) 100% of the equity interests of an entity previously identified to the Arrangers and code-named “Photon” (the “Company”), and its subsidiaries (collectively, the “Acquired Business”), pursuant to that certain Agreement and Plan of Merger dated as of February 22, 2016 (including the exhibits and schedules thereto, and as amended, modified or supplemented from time to time in accordance with the terms of Exhibit C, the “Acquisition Agreement”), among the Borrower and the various parties thereto. In connection therewith, the Borrower has requested that the Lenders provide the Facilities (i) to pay in part the consideration for the Acquisition, (ii) to repay all existing material third party indebtedness of the Borrower and its subsidiaries and the Acquired Business and terminate all commitments in connection therewith, including, without limitation, the credit agreement dated as of July 18, 2013 among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, but excluding (x) as to the Acquired Business, indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement (as in effect on the date hereof) and (y) as to the Borrower and its other subsidiaries, deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries and ordinary course capital lease, purchase money and equipment financings (the “Refinancing”), (iii) to provide ongoing working capital requirements of the Borrower and its subsidiaries and (iv) to pay transaction costs associated with each of the foregoing (the uses set forth in clauses (i) through (iv), collectively referred to hereinafter as the “Transaction Costs”) and for other general corporate purposes of the Borrower and its subsidiaries. The transactions described in this paragraph are collectively the “Transactions”.

Closing Date:	“Closing Date” means the date of the initial funding of the Term Loan Facility.

Exhibit A - 2

2.	TYPES AND AMOUNTS OF FACILITIES

A.	Term Loan Facility:

Type and Amount:	A senior secured term loan facility in the aggregate principal amount of $800.0 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fee required to be funded as a result of the exercise of the “Market Flex” provisions in the Fee Letter (the “Term Loan Facility” and the loans made thereunder, the “Term Loans”). The Term Loan Facility shall be funded in U.S. Dollars.

Maturity and Amortization:	The Term Loans will mature on the seventh anniversary of the Closing Date (the “Term Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Loan Facility payable on the last day of each calendar quarter commencing with the first full calendar quarter after the Closing Date. The balance of the Term Loans will be payable on the Term Maturity Date.

Availability:	The Term Loans were made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term Loans shall be used to finance the Transaction Costs, and, to the extent any proceeds remain after such application, for general corporate purposes permitted by the Term Documentation.

B. Incremental Facilities:

The Term Documentation shall permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Facility”) in an aggregate principal amount of (a) an amount equal to 50% of pro forma Consolidated EBITDA (to be defined) as of the Closing Date, plus (b) voluntary prepayments of Term Loans, plus (c) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming that such facility is senior indebtedness secured by the Collateral on a pari passu basis with the Incremental Facilities) and after giving effect to any acquisition or dispositions or prepayment of indebtedness consummated in connection therewith and all other appropriate pro forma adjustments (including adjustments for cost-savings and synergies subject to parameters to be agreed), the Secured Leverage Ratio does not exceed the pro forma Secured Leverage Ratio as of the Closing Date (provided, that the Borrower may

Exhibit A - 3

elect whether such Incremental Facility has been incurred (in whole or part) under clauses (a), (b) and/or (c) above in its sole discretion); provided that (i) no Term Lender will be required to participate in any such Incremental Facility, (ii) no event of default exists or would exist after giving effect thereto (provided, however, that in the case of any Incremental Facility to fund (a) any Permitted Acquisition (as defined below) or other permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (each, a “Limited Condition Transaction”), the foregoing requirement shall be replaced by the requirement that no event of default shall have occurred and be continuing immediately prior to signing of the applicable purchase or acquisition agreement, and immediately after giving effect to such signing, (iii) the representations and warranties in the Term Documentation shall be true and correct in all material respects (and in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (provided that any bring-down of representations and warranties shall be limited in the case of any Permitted Acquisition to customary “specified representations”), (iv) the maturity date and weighted average life to maturity of any such Incremental Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Term Loan Facility, (v) no Incremental Facility shall be secured by assets other than Collateral or guaranteed by persons other than the Guarantors with respect to the corresponding Term Loans and (vi) the interest rates and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder on terms and pursuant to documentation to be mutually agreed; provided, further, that if the Applicable Margins (or similar measure of interest margin) applicable to any Incremental Facility is more than 0.50% per annum greater than the Applicable Margins for the Term Loans, then the Applicable Margins for the Term Loans shall be increased to the extent necessary so that the Applicable Margins (or similar measure of interest margin) for the Incremental Facility are equal to the Applicable Margins for the Term Loans, plus 0.50% per annum; provided, further, that, in determining the interest rate margins applicable to the Incremental Facility and the Term Loans, (x) arrangement, commitment or structuring fees and other similar fees not paid or payable generally to lenders but are payable to any lead arranger of such Incremental Facility, and any similar fees not paid or payable generally to lenders but are payable to the Arrangers (or their affiliates) in connection with the Term Loans shall be excluded, (y) OID and

Exhibit A - 4

upfront fees paid to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity), and (z) if the applicable Incremental Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Loan Facility, such differential between interest rate floors shall be equated to an increase in the applicable interest rate margin with respect to such Incremental Facility for purposes of determining whether an increase to the interest rate margin under the existing Term Loan Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loan Facility shall be increased to the extent of such differential between interest rate floors; provided, further, that, with respect to any Incremental Facility, to the extent such terms are not consistent with the Term Loan Facility (except to the extent permitted by clauses (v) and (vii) of this paragraph), they shall be reasonably satisfactory to the Administrative Agent and any Incremental Facility shall, for purposes of prepayments, be treated in any event no more favorably than the Term Loan Facility and shall share ratably or less than ratably in any mandatory prepayments of the Term Loan Facility.

“Secured Leverage Ratio” means the ratio of (a) Consolidated Secured Debt (i.e., consolidated total debt of the Borrower and its restricted subsidiaries that is secured by a lien on any assets of the Borrower or any of its restricted subsidiaries) as of such date to (b) Consolidated EBITDA (to be defined) for the period of four consecutive fiscal quarters of the Borrower last ended for which financial statements have been delivered or were required to have been delivered (the “Test Period”).

C. Refinancing Term Facilities:

The Term Documentation shall permit the Borrower to refinance the then outstanding Term Loans from time to time, in whole or in part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”), under the Term Documentation with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Term Facility or (y) with one or more additional series of senior unsecured notes or loans, or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Term Loan Facility, senior subordinated (including unsecured) notes or loans, or subordinated (including unsecured) notes or loans (any such notes or loans, the “Refinancing Notes”, and, together with

Exhibit A - 5

the Refinancing Term Facility, the “Refinancing Indebtedness”); provided that with respect to any such refinancing in part (i) any such Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loan Facility or Incremental Facility, in either case, that are being refinanced, (ii) the amount of any such Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses in respect of the refinancing thereof), plus additional amounts to the extent the Borrower has available debt capacity under other baskets or carve-outs, (iii) any such Refinancing Indebtedness is not guaranteed by any persons other than the Guarantors under the Term Loan Facility, (iv) if secured, any such Refinancing Indebtedness shall only be secured by the Collateral securing the Term Loan Facility on a pari passu or junior basis with the Term Loan Facility pursuant to the Term Documentation and shall not be secured by any assets not securing the obligations under such Term Loan Facility, (v) customary subordination or intercreditor agreements reasonably acceptable to the Administrative Agent are entered into for any such secured, subordinated or senior subordinated Refinancing Notes and (vi) either (x) the covenants and events of default and the other terms and conditions of such Refinancing Term Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are, taken as a whole, not more favorable to the investors providing such Refinancing Term Facility or Refinancing Notes, as applicable, than, those applicable to the Term Loan Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of any then outstanding Term Loan Facility existing at the time of such refinancing) or (y) the Term Lenders are afforded the benefits of substantially similar provisions.

3. CERTAIN PAYMENT PROVISIONS

Interest Rate Options:	The Borrower may elect that the Term Loan Facility comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rate) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quote therein (as determined by the Administrative Agent) or similar release by the Federal Reserve Board (as determined by

Exhibit A - 6

the Administrative Agent) (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which rate, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii)
the Eurodollar Rate applicable for an interest period of one month plus 1.00%;
provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Term Loan Facility be deemed to be less than 1.75% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means (i) 3.50%, in the case of ABR Loans and (ii) 4.50%, in the case of Eurodollar Loans.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate (as defined below).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months or any longer period agreed to by all relevant lenders (as selected by the Borrower) appearing on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate or any successor substitute page (such page currently being LIBOR01 page) (which rate, if negative, shall be deemed to be 0.00%); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate for the Term Loan Facility be deemed to be less than 0.75% per annum.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when any Loan Party is in default in the payment of any amount under the Term Loan Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto, and with respect to any overdue amount (including overdue interest) for which there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Term Loans maintained as ABR Loans from time to time.

Exhibit A - 7

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Optional Prepayments and Commitment Reductions:

The Term Loans may be prepaid, in whole or in part without premium or penalty (other than as set forth under “Soft-Call Premium” below), in minimum amounts set forth in the Term Documentation, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans, three business days’) prior notice, subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans, together with accrued interest, if any, shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft-Call Premium:	In the event that all or any portion of the Term Loan Facility is repriced downward, effectively refinanced through any amendment of the Term Loan Facility or refinanced with the proceeds of other syndicated bank debt financing, in each case resulting in a lower yield on such amended Term Loan Facility or refinancing indebtedness, as applicable, than that existing on the Term Loan Facility prior to such amendment or refinancing, for any reason on or prior to the date that is six months after the Closing Date, such repricings, effective refinancings or refinancings will be made with the payment of a 1.00% premium on the amount repriced, effectively refinanced or refinanced (including with respect to the loans and commitments of any lenders replaced in connection with any amendment related thereto); provided that the foregoing payment shall not apply in the case of any prepayment or refinancing in connection with a change of control or an acquisition that is not a Permitted Acquisition. All voluntary prepayments under the Term Loan Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower and as between the Term Loan Facility and any Incremental Facility, as directed by the Borrower.

Mandatory Prepayments:	Mandatory repayments of the Term Loans shall be required from:

(a) with respect to any non-ordinary course asset sale or other disposition of assets with net proceeds of $5 million or more in any transaction or series of related transactions, 100% of the net cash proceeds (which shall be defined to exclude, among other things, the amount of any required tax payments that the Loan Parties shall be

Exhibit A - 8

required to make as a result of such sale or disposition) from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Loan Parties and their restricted subsidiaries, excluding up to $200 million in the aggregate for all such sales and other dispositions that are consummated within 18 months after the Closing Date and subject to the right of the Loan Parties to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within 18 months thereafter, and other exceptions as set forth in the Term Documentation, it being understood and agreed that any such repayments pursuant to this clause (a) shall only be required when the aggregate amount of excess net cash proceeds from such non-ordinary course asset sales or other disposition of assets, after giving effect to any applicable reinvestment rights, exceeds $5 million (the “Excess Proceeds Threshold”);

(b)	100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its restricted subsidiaries (other than indebtedness permitted by the Term Documentation (other than Refinancing Indebtedness)); and

(c)	50% (with step-downs to 25% and 0%, each based upon achievement of Total Leverage Ratios (i.e., the ratio of (a) Consolidated Total Indebtedness (i.e., all indebtedness of the Borrower and its restricted subsidiaries) to (b) Consolidated EBITDA for such Test Period (to be defined), of annual Excess Cash Flow (to be defined) (commencing with Excess Cash Flow for the fiscal year ending December 31, 2016, provided that solely for the fiscal year ending December 31, 2016, Excess Cash Flow shall equal the annual Excess Cash Flow for such year multiplied by the number of days from the Closing Date to December 31, 2016 divided by 360); provided that any voluntary prepayments of Term Loans and ABL Loans to the extent commitments under the ABL Facility are permanently reduced by the amount of such prepayments, other than payments or reductions funded with the proceeds of equity or long-term indebtedness, during such fiscal year shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year.

Mandatory prepayments shall be applied, without premium or penalty (other than any Soft-Call Premium payable in connection

Exhibit A - 9

with any Refinancing Indebtedness in the case of clause (b) above), subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Eurodollar borrowings other than on the last day of the relevant interest period, first to the next eight succeeding scheduled installments thereof in direct order of maturity and second ratably to the remaining respective installments thereof.

Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds (to the extent otherwise required) shall be limited under the definitive documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of funds to fund such prepayment would result in material adverse tax consequences, as reasonably determined by the Borrower.

All mandatory prepayments under clauses (a) and (c) above are subject to permissibility under (a) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (b) organizational document restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of the Borrower and its restricted subsidiaries. The Borrower will use commercially reasonable efforts for to overcome or eliminate any such restriction and/or minimize any such costs of prepayment.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender (“Rejected Amounts”) may be retained by the Borrower and used by the Borrower in any manner not prohibited by the Term Documentation and any such retained amounts will not thereafter be counted as excess cash flow or net cash proceeds (as described above) in any subsequent measurement period.

4. COLLATERAL

Collateral:	Subject to exclusions and limitations as set forth in the Term Documentation and subject to the Certain Funds Provision, the obligations of the Borrower and each Guarantor in respect of the Term Loan Facility and any swap agreements and cash management arrangements provided by any Term Lender or Arranger (or any affiliate of a Term Lender or Arranger) shall be secured by (a) a perfected first-priority security interest (subject to permitted liens) in all or substantially all of the Loan Parties’

Exhibit A - 10

tangible and intangible personal property assets other than ABL Priority Collateral, including, without limitation, registered intellectual property, intercompany notes and all of the capital stock of the Borrower and each of its direct and indirect restricted subsidiaries (limited to (i) the assets of each Guarantor and (ii) 65% of the voting capital stock, and 100% of the non-voting capital stock, of any first-tier Excluded Tax Subsidiary) (the “Term Priority Collateral”) and (b) a perfected second-priority security interest in all or substantially all of the Loan Parties’ existing and future cash, cash equivalents, bank accounts (with exceptions to be agreed), accounts receivable, other receivables, chattel paper, inventory, and contract rights, documents, general intangibles (excluding, for the avoidance of doubt, except as needed to liquidate the collateral, trademarks, trade names and other intellectual property) and insurance, instruments and books and records relating thereto and all proceeds of the foregoing (the “ABL Priority Collateral” and, together with the Term Priority Collateral, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude (or not require actions with respect thereto as described below) the following: (i) (a) leasehold interests and (b) real property (1) located outside of the United States or (2) with a value (as determined in good faith by the Borrower) of less than an amount to be agreed, (ii) any assets located outside of the United States or with a value (as determined in good faith by the Borrower) of less than an amount to be agreed, (iii) vehicles and other assets subject to certificates of title, (iv) letter of credit rights and commercial tort claims with a value, in each case, less than an amount as set forth in the Term Documentation, (v) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement or where the granting of a security interest in any assets would be prohibited by contract, applicable law or regulation or the organizational documents of any non-wholly owned restricted subsidiary (in each case only to the extent that such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money financing, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (vi) governmental licenses or state and local franchises, charters, and authorizations and any other property and assets to the extent the Administrative Agent

Exhibit A - 11

may not validly possess a security interest therein under applicable laws (including without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest therein would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (vii) any intent to use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark application under applicable federal law, (viii) zero balance accounts, payroll accounts, withholding and trust accounts, tax accounts, escrow or other fiduciary accounts; (ix) those assets as to which the Administrative Agent and the Borrower agree in writing shall be excluded where the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the benefit to the Term Lenders of the security to be afforded thereby; and (x) other exceptions as set forth in the Term Documentation. The foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”.

None of the Collateral shall be subject to any other pledges, security interests or mortgages, except junior liens on pledged equity interests and instruments and other liens in each case as permitted under the lien covenant. Notwithstanding the foregoing, no foreign law governed documents, perfection actions or foreign law opinions shall be required in connection with the Facilities.

Intercreditor Agreement:	The relative rights and priorities in the Collateral among the ABL Lenders, on the one hand, and the Term Lenders, on the other hand, will be set forth in a customary intercreditor agreement that is reasonably acceptable to the Administrative Agent under each Facility and the Loan Parties (the “Intercreditor Agreement”).

5. CONDITIONS

Conditions to Initial Borrowing:	The extension of credit under the Term Loan Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C to the Commitment Letter.

6. DOCUMENTATION

Term Documentation:	The definitive documentation for the Term Loan Facility (the “Term Documentation” and, together with the ABL Facility Documentation (as defined in Exhibit B), the “Facilities

Exhibit A - 12

Documentation”) will contain the terms set forth in this Exhibit A and, to the extent any other terms are not expressly set forth in this Exhibit A will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Term Facility and the pre-closing requirements of the Acquisition Agreement, (ii) contain such other terms as the Borrower and the Arrangers shall reasonably agree, (iii) give due regard to the leverage profile and projected free cash flow generation of the Borrower and its restricted subsidiaries after giving effect to the Transactions, (iv) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries, (v) take into account the proposed business plan and financial model of the Borrower and (vi) be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the conditions to funding set forth or referred to in Exhibit C are satisfied (collectively, the “Term Documentation Principles”).

Financial Covenant:	None.

Unrestricted Subsidiaries:	The Term Documentation contains provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and other customary conditions and provisions as set forth in the Term Documentation, the Borrower is permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) after giving effect to any such designation or re-designation, on a pro forma basis the Total Leverage Ratio does not exceed a level to be agreed and no default or event of default shall exist (including after the reclassification of investments in, debt of, and liens on the assets of, the applicable subsidiary), (ii) if a restricted subsidiary is being designated as an unrestricted subsidiary, such restricted subsidiary, together with all other unrestricted subsidiaries as of such date of designation, must not have contributed greater than 10% of the Borrower’s consolidated EBITDA (calculated inclusive of all unrestricted subsidiaries), as of the most recently ended fiscal quarter of the Borrower and (iii) each subsidiary designated as an “unrestricted subsidiary” under the ABL Facility shall be designated as an unrestricted subsidiary under the Term Loan Facility, and each subsidiary designated as a “restricted subsidiary” under the ABL Facility shall be designated as a restricted subsidiary under the Term Loan Facility. Unrestricted subsidiaries will not be subject to the representations and warranties, the affirmative or negative covenant or event of default provisions of Term Documentation, and the results of operations and indebtedness of unrestricted

Exhibit A - 13

subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with the negative covenants and financial ratios contained in the Term Documentation.

Representations and Warranties:	Limited to the following and applicable to the Borrower and its restricted subsidiaries: financial statements (including pro forma financial statements) and projections; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Term Documentation; with respect to the Term Documentation, no conflict with law, organizational documents and material agreements; no material adverse litigation; ownership of property; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; subsidiaries; use of proceeds; environmental and regulatory matters; disclosures; creation, perfection and priority of security interests; solvency (on a consolidated basis); status of the Term Loan Facility as senior debt; PATRIOT Act; FCPA and OFAC/anti-terrorism laws; insurance; and delivery of certain documents, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and to limitations for materiality as set forth in the Term Documentation.

Affirmative Covenants:	Limited to the following and applicable to the Borrower and its restricted subsidiaries: delivery of annual financial statements (accompanied by an audit opinion from a nationally recognized accounting firm) within ninety days (90) after the end of each fiscal year, delivery of quarterly financial statements within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year; and delivery of annual budgets and projections (within sixty-five (65) days after the end of each fiscal year, and only to Lenders that have elected to receive material non-public information); officers’ certificates and other information; payment of taxes; maintenance of existence and material rights and privileges; compliance with laws; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of books and records; right of the Term Administrative Agent to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; ERISA; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); use of proceeds; designation of unrestricted subsidiaries; and further assurances (including, without limitation, with respect to security interests in after-acquired property), subject, in the case of each of the foregoing covenants, to customary exceptions and qualifications as set forth in the Term Documentation.

Exhibit A - 14

Notwithstanding anything to the contrary, there is no minimum hedging requirement for interest rate or foreign exchange hedging.

Negative Covenants:	Limited to the following with certain customary exceptions (and applicable to the Borrower and its restricted subsidiaries):

(a) the incurrence of debt (which shall permit, among other things, an amount to be agreed for letters of credit and foreign lines of credit);

(b) liens (which shall permit, among other things, an amount to be agreed for secured letters of credit and secured foreign lines of credit);

(c) mergers, consolidations and fundamental changes;

(d) asset sales (which shall permit, among other things, ordinary course asset sales and dispositions, and other exceptions to be agreed, including sales of restricted subsidiaries and sale leasebacks, with a basket of $200 million in the aggregate for all asset sales consummated within 18 months of the Closing Date subject to no event of default and at least 75% of the consideration received is in cash or cash equivalents);

(e) investments (which shall permit, among other things, investments in restricted subsidiaries (including Foreign Subsidiaries) subject to a limit to be agreed on investments by Loan Parties in entities that are not Loan Parties, and Permitted Acquisitions (as defined below));

(f) dividends or distributions on, or redemptions of, the Borrower’s equity (which shall permit, among other things, (i) intercompany dividends and distributions including pro-rata distributions from non-wholly owned subsidiaries with respect to their equity interests, (ii) a general basket of $50 million, subject to the absence of any event of default, (iii) unlimited amounts subject to (x) the absence of any event of default and (y) a pro forma Total Leverage Ratio not greater than 2.50:1.00), (iv) a basket of $15 million for the purchase or redemption of stock appreciation rights, restricted stock units and performance share units of the Company, in each case, in connection with the Acquisition and (v) so long as no event of default has occurred and is continuing or would result therefrom, dividends, distributions and equity redemptions in an aggregate amount per fiscal year not to exceed 4.0% of Market Capitalization (defined as an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) equity interests of the Borrower on the date of declaration of the relevant restricted payment multiplied by (ii) the arithmetic mean

Exhibit A - 15

of the closing prices per share of such common (or common equivalent) equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such restricted payment) for all dates of declaration of such restricted payments during such fiscal year;

(g) prepayments or redemptions of junior debt, or amendments of junior debt documents or organizational documents in a manner materially adverse to the Term Lenders;

(h) negative pledge clauses and other restrictive agreements;

(i) transactions with affiliates above an agreed upon threshold (with customary exceptions as set forth in the Term Documentation);

(j) anti-corruption laws and sanctions; FCPA and OFAC/anti-terrorism laws;

(k) sale/leaseback transactions; and

(l) change in business.

The Term Documentation shall provide for an available basket amount (the “Available Amount Basket”) built by, among things, (i) $50 million, (ii) retained Excess Cash Flow, (iii) customary capital contributions and conversions and sales of certain equity interests, (iv) any unused Rejected Amounts, and (v) proceeds of sales of investments and cash returns on investments funded with the Available Amount Basket, which Available Amount Basket may be used, subject to (a) the absence of any event of default and (b) a pro forma Total Leverage Ratio not greater than 4.00:1.00, for restricted payments, investments and the prepayment or redemption of any junior debt.

The Borrower or any restricted subsidiary shall be permitted to make acquisitions of property and assets or businesses of any person or of assets constituting a business unit, a division or line of business of a person, or equity interests in a person that, upon the consummation thereof, will be a restricted subsidiary of Borrower or will be owned by Borrower or any restricted subsidiary of Borrower (including, in each case, as a result of merger or consolidation) (each, a “Permitted Acquisition”), so long as (a) there is no event of default after giving pro forma effect to such acquisition and the incurrence of indebtedness in connection therewith (at the time of such acquisition or, in the case of a Limited Condition Transaction, at the time of signing), (b) to the extent required under “Guarantees” and “Collateral” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative

Exhibit A - 16

Agent; provided that, if any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the closing date of such Permitted Acquisition after the Borrower’s use of commercially reasonable efforts to do so, or without undue burden expense, then the creation and/or perfection of any such Collateral shall not constitute a requirement to close such Permitted Acquisition, but instead shall be created and/or perfected within 90 days after the closing date of such Permitted Acquisition or such later date as the Administrative Agent may reasonably agree, pursuant to reasonably satisfactory arrangements as set forth in the Term Documentation and (c) the aggregate amount of consideration paid directly or indirectly by the Loan Parties for acquisitions of or investments in entities that are not required to become Loan Parties after the consummation of such acquisition or investment shall be subject to a cap as set forth in the Term Documentation.

Events of Default:	Limited to the following and applicable to the Borrower and its restricted subsidiaries only, and with materiality, grace periods and other qualifications as set forth in the Term Documentation: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of a representation or warranty when made or deemed made; violation of covenants (subject, in the case of certain of such affirmative covenants, to a thirty day grace period); cross-default and cross acceleration to material indebtedness (provided that the Borrower’s failure to perform or observe the Financial Covenant(s) (as defined in Exhibit B) with respect to the ABL Facility shall not constitute an Event of Default for purposes of the Term Loan Facility unless and until the ABL Lenders have actually declared all such obligations under the ABL Facility to be immediately due and payable and such declaration has not been rescinded); bankruptcy events of the Borrower or any restricted subsidiary that is not an immaterial subsidiary (with a customary grace period for involuntary events); certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any material provision in a guarantee, security document or material subordination provisions or non-perfection of a security interest covering a material portion of the collateral; and a change of control.

Voting, Assignments and Participations, Yield Protection:

After the Closing Date, the Term Lenders shall be permitted to assign (except to disqualified lenders, if the list of disqualified lenders has been provided to all Term Lenders) the Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed) (the Borrower’s consent shall be deemed given if it fails to respond within ten business days); provided

Exhibit A - 17

that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) for assignments of loans to any existing Term Lender or an affiliate or related fund of an existing Term Lender. All assignments will require the consent of the Administrative Agent (not to be unreasonably withheld or delayed) unless such assignment is an assignment of the Term Loans to another Term Lender, an affiliate of a Term Lender or an approved fund. Each assignment will be in an amount of an integral multiple as set forth in the Term Documentation or, in each case, if less, all of such Term Lender’s remaining loans and commitments of the applicable class. Natural persons and the Borrower, its subsidiaries and affiliates may not be assignees.

Notwithstanding the foregoing, the Administrative Agent shall not be responsible for monitoring assignments or participations for compliance with the list of disqualified institutions, if any.

The Term Lenders are permitted to sell participations in Term Loans and commitments without restriction (except to disqualified lenders, if the list of disqualified lenders has been provided to all Term Lenders), other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Borrower may repurchase Term Loans on a non-pro rata basis through a Dutch auction process (or other procedures as set forth in the Term Documentation by the Borrower and the Administrative Agent) offered to all Term Lenders on customary terms; provided that (i) any Term Loans so repurchased shall be immediately cancelled upon repurchase, and (ii) no event of default shall have occurred and be continuing.

Notwithstanding the foregoing, the Administrative Agent is not obligated to act as agent for any Loan repurchases by the Borrower, and the Borrower may engage a separate firm to act in such capacity.

Amendments and waivers with respect to the Term Documentation shall require the approval of Term Lenders holding more than 50% of the aggregate amount Loans and commitments under the Term Loan Facility (the “Required Lenders”), except that (a) in addition to the consent of the Required Lenders, the consent of each Term Lender directly affected thereby shall be required with respect to (i) reductions in

Exhibit A - 18

the amount or extensions of the scheduled date of any amortization or final maturity of any Loan and (ii) reductions in the rate of interest or any fee or extensions of any due date thereof (but, for the avoidance of doubt, other than default rate interest) and (iv) increases in the amount or extensions of the expiry date of any Term Lender’s commitment, (b) the consent of 100% of the Term Lenders shall be required with respect to (i) reductions of any of the voting percentages and modifications of any pro rata sharing and payment provisions, (ii) releases of all or substantially all the Collateral (other than in connection with any sale of Collateral permitted by the Term Documentation) and (iii) releases of all or substantially all of the Guarantors (other than in connection with the release or sale of the relevant Guarantor permitted by the Term Documentation) and (c) the consent of Administrative Agent shall be required with respect to any amendment or modification that affects its rights or duties as administrative agent. Any amendment or waiver that by its terms affects only the rights or duties of Term Lenders holding loans or commitments of a particular class (but not the Term Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Term Lenders that would be required to consent thereto if such class of Term Lenders were the only class of Term Lenders.

The Term Documentation contains customary provisions for replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

The Term Documentation shall contain customary protective provisions for such matters as EU bail-in, capital adequacy, increased costs, reserves, funding losses, illegality, and withholding taxes, including treatment of Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III as changes in law.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent and the Arrangers in connection with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Term Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrowers’ consent) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Arrangers and the Term Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Documentation.

Exhibit A - 19

The Loan Parties will indemnify the Administrative Agent, the Arrangers and the Term Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrowers or any of their respective affiliates, creditors or shareholders) that relate to the Term Documentation), except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from (i) the gross negligence or willful misconduct of the indemnified party, (ii) a material breach of obligations under the Term Documentation by such indemnified party or (iii) any dispute solely among the indemnified parties (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such indemnified party in its capacity as agent or arranger.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arrangers:	Paul Hastings LLP.

Exhibit A - 20

EXHIBIT B

MKS Instruments, Inc.

$50.0 million ABL Facility

Summary of Terms and Conditions

Set forth below is a summary of the proposed principal terms and conditions for the ABL Facility (as defined below). Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and the other Exhibits to the Commitment Letter.

1.	PARTIES

ABL Borrowers:	MKS Instruments, Inc., a Massachusetts corporation (“MKS”) and certain wholly-owned domestic restricted subsidiaries thereof to be agreed (the “ABL Borrowers”).

Guarantors:	Each of the ABL Borrowers’ direct and indirect, existing and future wholly-owned restricted subsidiaries (the “Guarantors”; together with the ABL Borrowers, the “Loan Parties”); provided that Excluded Tax Subsidiaries (as defined in Exhibit A) and Excluded Subsidiaries (as defined in Exhibit A) shall not be required to guarantee the obligations of the ABL Borrowers. Each guarantor under the Term Loan Facility shall be a Guarantor under the ABL Facility.

Lead Arrangers and Bookrunners:	Deutsche Bank Securities Inc. (“DBSI”) and Barclays Bank PLC (“Barclays”) (in such capacity, the “Arrangers”).

Administrative Agent:	Deutsche Bank AG New York Branch (“DBNY”) (in such capacity, the “Administrative Agent”).

Syndication Agent:	Barclays.

ABL Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers and reasonably acceptable to the ABL Borrowers (collectively, the “ABL Lenders”).

Transactions:	MKS intends to acquire (the “Acquisition”) 100% of the equity interests of an entity previously identified to the Arrangers and code-named “Photon” (the “Company”), and its subsidiaries (collectively, the “Acquired Business”), pursuant to that certain Agreement and Plan of Merger dated as of February 22, 2016 (including the exhibits and schedules thereto, and as amended, modified or supplemented from time to time in accordance with the terms of Exhibit C, the “Acquisition Agreement”), among MKS and the various parties thereto. In connection therewith, MKS has requested that the Lenders provide the Facilities (i) to pay in part the consideration for the Acquisition, (ii) to repay all existing material third party indebtedness of MKS and its subsidiaries and the Acquired Business and terminate all commitments in connection therewith, including, without limitation, the credit agreement dated as of July 18, 2013 among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, but excluding (x) as to the Acquired Business, indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement (as in effect on the date hereof) and (y) as to MKS and its other subsidiaries, deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries and ordinary course capital lease, purchase money and equipment financings (the “Refinancing”), (iii) to provide ongoing working capital requirements of MKS and its subsidiaries and (iv) to pay transaction costs associated with each of the foregoing (the uses set forth in clauses (i) through (iv), collectively referred to hereinafter as the “Transaction Costs”) and for other general corporate purposes of MKS and its subsidiaries. The transactions described in this paragraph are collectively the “Transactions”.

Closing Date:	“Closing Date” means the date of the effectiveness of the ABL Facility.

2. TYPES AND AMOUNTS OF FACILITIES

A. ABL Facility

Type and Amount:	A senior secured asset-based revolving facility consisting of commitments and loans in an aggregate principal amount of $50.0 million (the “ABL Facility”; the loans made under the ABL Facility, the “ABL Loans”; the ABL Loans together with the Term Loans, the “Loans”). The ABL Facility shall be funded in U.S. Dollars, Euros and other currencies to be agreed.

Availability and Maturity:	The ABL Facility shall be available subject to the Line Cap on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “ABL Termination Date”); provided that the amount of the ABL Loans to be drawn on the Closing Date shall only be used to pay amounts described in clauses (ii), (iii) and (iv) of the definition of “Transaction Costs” (as set forth above) and the original issue discount or upfront fees that result from the exercise of the “Market Flex” provisions in the Fee Letter. The revolving commitments and the ABL Loans under the ABL Facility will mature on the ABL Termination Date.

Overall borrowing availability under the ABL Facility will be equal to the lesser of (a) the aggregate amount of commitments then in effect and (b) the Borrowing Base then in effect (such lesser amount at any time, the “Line Cap”).

Exhibit B - 2

“Borrowing Base” means (1) the sum of 85% of Eligible Accounts (to be defined) of the Loan Parties; plus (2) subject to MKS’s written notice to the Administrative Agent at least 45 days in advance and the Administrative Agent’s and its third-party consultants’ and representatives’ completion of customary field examinations and inventory appraisals, the lesser of (a) the lesser of (i) 65% of the lower of cost or market value (on a first-in-first-out basis) of Eligible Inventory (to be defined) of the Loan Parties and (ii) 85% of the net orderly liquidation value of Eligible Inventory of the Loan Parties and (b) 30% of the Borrowing Base; minus (3) reasonable and customary reserves established by the Administrative Agent in the exercise of its Permitted Discretion.

The Loan Parties shall use commercially reasonable efforts to assist the Administrative Agent and its third-party consultants and representatives to perform customary field examinations and, if MKS elects to include Eligible Inventory in the Borrowing Base, inventory appraisals, of the Loan Parties prior to the Closing Date. In the event the Administrative Agent has not completed such field examinations and inventory appraisals (if applicable) prior to the Closing Date, the Loan Parties shall provide the Administrative Agent and its advisors and consultants with sufficient information and access to the Loan Parties and their respective assets to facilitate the completion of such field examinations and inventory appraisals (if applicable) no later than the 60th day after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion). During the period from the Closing Date until the Administrative Agent’s receipt and reasonable satisfaction with such field examinations and inventory appraisals (if applicable), availability under the ABL Facility shall be equal to 70% of book value of the Loan Parties’ Eligible Accounts and, only to the extent the Borrower notifies the Administrative Agent in writing of its election to include Eligible Inventory in the Borrowing Base, 35% of the lower of cost or market value (on a first-in-first-out basis) of the Loan Parties’ Eligible Inventory; provided that (i) if the Administrative Agent’s receipt and reasonable satisfaction with such field examinations and inventory appraisals (if applicable) have not occurred by the 60th day after the Closing Date, the Borrowing Base shall be reduced to zero until such time that the Administrative Agent’s receipt and reasonable satisfaction with such field examinations and inventory appraisals (if applicable) have occurred and (ii) the Loan Parties shall continue to comply with the requirement to deliver Borrowing Base certificates during such interim period and upon completion of the field examinations and inventory appraisals (if applicable).

Exhibit B - 3

The initial reserves and initial eligibility criteria will be customary for similar asset-based revolving facilities and shall initially be based on any field examinations (and if any Eligible Inventory has been included in the Borrowing Base, inventory appraisals) reasonably acceptable to the Arrangers. The Administrative Agent will have the right to modify eligibility standards and establish and modify reserves against Borrowing Base availability, in each case acting within the Administrative Agent’s Permitted Discretion.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, provided that any reserve established or modified and any standard of eligibility shall have a reasonable relationship to circumstances, events or conditions which are the basis for such standard of eligibility.

The Borrowing Base will be computed monthly by the ABL Borrowers and a certificate (the “Borrowing Base Certificate”) presenting the ABL Borrowers’ computation of the Borrowing Base (together with agings, other collateral reporting (if any) to be agreed upon and if any Eligible Inventory has been included in the Borrowing Base, inventory reports) will be delivered to the Administrative Agent promptly, but in no event later than the twentieth calendar day following the end of each calendar month; provided that (i) upon the occurrence and during the continuance of an Event of Default, (ii) or if Excess Availability (as defined below) is less than the greater of (x) 12.5% of Line Cap and (y) $6 million (and continuing until Excess Availability has been greater than the greater of (x) 12.5% of Line Cap and (y) $6 million for a period of 30 consecutive days), the ABL Borrowers will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis.

“Excess Availability” means at any time an amount equal to (a) the Line Cap minus (b) the sum of the aggregate outstanding amount of ABL Loans, unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit under the ABL Facility.

Letters of Credit:	Subject to the Borrowing Base, up to an amount to be agreed of the ABL Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) for the account of the ABL Borrowers and their subsidiaries by the Administrative Agent and other consenting ABL Lenders under the ABL Facility reasonably satisfactory to the ABL Borrowers and the Administrative Agent (in such capacity, each an “Issuing Lender”); provided that neither DBNY nor Barclays shall be required to issue any Letters of Credit other than standby letters of credit. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless

Exhibit B - 4

consented to by the Issuing Lender and (b) five business days prior to the ABL Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods pursuant to procedures as set forth in the ABL Documentation with the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (b) above). Letters of Credit shall be issued in U.S. Dollars. Drawings under any Letter of Credit shall be reimbursed by the ABL Borrowers (whether with their own funds or with the proceeds of ABL Loans) on the same day if notice of such drawing is received by MKS from the relevant Issuing Lender before 11:00 a.m. (New York City time), and otherwise on the next business day. To the extent that the ABL Borrowers do not so reimburse the Issuing Lender, the ABL Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Use of Proceeds:	The proceeds of the ABL Loans shall be used by the ABL Borrowers to provide for ongoing working capital requirements and for general corporate purposes, including permitted acquisitions, investments and restricted payments permitted under the ABL Documentation.

B. Incremental Facilities:

The ABL Documentation shall permit the ABL Borrowers to increase commitments under the ABL Facility on the same terms (other than upfront fees) as the ABL Facility (any such increase, an “Incremental Facility”) in an aggregate principal amount of $50 million; provided that (i) no ABL Lender will be required to participate in any such Incremental Facility, (ii) no event of default exists or would exist after giving effect thereto and (iii) the representations and warranties in the ABL Documentation shall be true and correct in all material respects (and in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility.

3. CERTAIN PAYMENT PROVISIONS

Interest Rate Options:	The ABL Borrowers may elect that the ABL Facility comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per

Exhibit B - 5

annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rate) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quote therein (as determined by the Administrative Agent) or similar release by the Federal Reserve Board (as determined by the Administrative Agent) (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which rate, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means, initially, (i) 0.75%, in the case of ABR Loans and (ii) 1.75%, in the case of Eurodollar Loans. Beginning on the date of the first interest period occurring after the date on which the ABL Borrowers deliver to the ABL Lenders financial statements for the first full fiscal quarter after the Closing Date, the applicable margin for the ABL Facility will be determined based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Average Excess Availability (percentage of Commitments)	Applicable Margin for Adjusted LIBOR rate loans	Applicable Margin for ABR
> 66%	1.50%	0.50%
≤ 66% but > 33%	1.75%	0.75%
≤ 33%	2.00%	1.00%

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate (as defined below).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months or any longer period agreed to by all relevant lenders (as selected by the ABL Borrowers) appearing on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate or any successor substitute page (such page currently being LIBOR01 page) (which rate, if negative, shall be deemed to be 0.00%).

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Exhibit B - 6

Commitment Fees:	The ABL Borrowers shall pay a commitment fee calculated at a rate per annum equal to 0.375% on the average daily unused portion of the ABL Facility, with a step-down to 0.25% if on the last day of any fiscal quarter (starting with the first full fiscal quarter after the Closing Date) the daily average unused portion of the ABL Facility during the preceding quarter was not more than 50% of the average daily amount of the aggregate commitments under the ABL Facility during such period. Letters of Credit issued under the ABL Facility shall be deemed to be a utilization of the ABL Facility.

Letter of Credit Fees:	The ABL Borrowers shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, under the ABL Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the ABL Lenders, and shall be payable quarterly in arrears on the last business day of each calendar quarter. A fronting fee in an amount equal to 0.125% on the face amount of each Letter of Credit shall be payable quarterly in arrears on the last business day of each calendar quarter to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when any Loan Party is in default in the payment of any amount under the ABL Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto, and with respect to any overdue amount (including overdue interest) for which there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABL Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Optional Prepayments and
Commitment Reductions:	The Loans may be prepaid, in whole or in part without premium or penalty, in minimum amounts set forth in the ABL Documentation, at the option of the ABL Borrowers at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans, three business days’) prior notice, subject to reimbursement of the ABL Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the ABL Loans, together with accrued interest, if any, shall be applied as directed by the ABL Borrowers (and absent such direction, in direct order of maturity thereof).

Exhibit B - 7

Mandatory Prepayments:	If at any time the amounts outstanding under the ABL Facility (including outstanding Letters of Credit) exceed the Line Cap as in effect at such time, the ABL Borrowers will be required to make a mandatory prepayment in an amount equal to such excess, to be applied (i) first, to prepayments of loans under the ABL Facility (with no reduction to the commitments under the ABL Facility) and (ii) to the extent in excess thereof, to cash collateralize outstanding Letters of Credit. Mandatory repayments of loans under the ABL Facility shall not reduce the commitments under the ABL Facility.

Upon any sale or other disposition of any assets of any Loan Party, in each case to the extent constituting ABL Priority Collateral, outside of the ordinary course of business or the receipt by the Loan Parties and their restricted subsidiaries of any proceeds from casualty insurance or a condemnation of ABL Priority Collateral (in each case, with exceptions and materiality levels to be agreed in the ABL Documentation), above a threshold to be agreed, the ABL Borrowers shall provide an updated calculation of the Borrowing Base.

If a Cash Dominion Event (as defined below) has occurred and is continuing, all amounts deposited in each Collection Account (as defined below) will be promptly applied by the Administrative Agent to repay outstanding loans under the ABL Facility and, if an event of default exists, to cash collateralize outstanding Letters of Credit.

4. COLLATERAL

Collateral:

Subject to exclusions and limitations as set forth in the ABL Documentation and subject to customary funding conditions, the obligations of the ABL Borrowers and each Guarantor in respect of the ABL Facility and any swap agreements and cash management arrangements provided by any ABL Lender or Arranger (or any affiliate of a ABL Lender or Arranger) shall be secured by (a) a perfected first-priority security interest in all of the ABL Priority Collateral (as defined in Exhibit A) and (b) a perfected second-priority security interest (subject to permitted liens) in all of the Term Priority Collateral (as defined in Exhibit A).

Notwithstanding anything to the contrary, the Collateral shall exclude (or not require actions with respect thereto as described below) the Excluded Assets (as defined in Exhibit A).

Exhibit B - 8

None of the Collateral shall be subject to any other pledges, security interests or mortgages, except junior liens on ABL Priority Collateral and other liens on other Collateral in each case as permitted under the lien covenant. Notwithstanding the foregoing, no foreign law governed documents or foreign law opinions shall be required in connection with the ABL Documentation.

Intercreditor Agreement:	The relative rights and priorities in the Collateral among the ABL Lenders, on the one hand, and the Term Lenders, on the other hand, will be set forth in the intercreditor agreement that is reasonably acceptable to the Administrative Agent under each Facility and the Loan Parties (the “Intercreditor Agreement”).

Cash Management:	The Loan Parties shall use commercially reasonable efforts to, prior to the Closing Date (and in any event within 90-days after the Closing Date (which period may be extended by the Administrative Agent in its reasonable discretion)), implement cash management arrangements reasonably acceptable to the Administrative Agent, including control agreements providing for springing dominion over deposit and securities accounts of Loan Parties in favor of the Collateral Agent, subject to customary exclusions to be agreed. Collections and proceeds from the ABL Priority Collateral shall be deposited directly into an account with the Administrative Agent or another financial institution reasonably acceptable to the Administrative Agent (it being acknowledged and agreed that Bank of America is reasonably acceptable) and subject to such account control arrangements (each, a “Controlled Account”).

As used herein, “Cash Dominion Event” shall mean either (i) the occurrence and continuance of an Event of Default, or (ii) Excess Availability is less than the greater of (x) 10% of Line Cap and (y) $5 million for three (3) consecutive business days (and continuing until Excess Availability has been greater than the greater of (x) 10% of Line Cap and (y) $5 million for a period of 30 consecutive days). Upon and during the continuance of a Cash Dominion Event, collections and proceeds from the ABL Priority Collateral received by the Loan Parties in a Controlled Account shall be remitted daily to a collection account maintained by the Administrative Agent for application to outstanding loans under the ABL Facility.

5. CONDITIONS

Conditions to Initial Borrowing:	The extension of credit under the ABL Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C to the Commitment Letter.

Exhibit B - 9

Conditions after Closing Date:	The making of each extension of credit under the ABL Facility after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects, (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit and (d) the existence of Excess Availability at least in the amount of the requested credit extension.

6. DOCUMENTATION

ABL Documentation:	The definitive documentation for the ABL Facility (the “ABL Documentation”) will contain the terms set forth in this Exhibit A and, to the extent any other terms are not expressly set forth in this Exhibit A will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the ABL Facility and the pre-closing requirements of the Acquisition Agreement, (ii) contain such other terms as the Borrower and the Arrangers shall reasonably agree, (iii) give due regard to the leverage profile and projected free cash flow generation of the Borrower and its restricted subsidiaries after giving effect to the Transactions, (iv) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries, (v) take into account the proposed business plan and financial model of the Borrower and (vi) be in a form such that they do not impair the availability of the ABL Facility on the Closing Date if the conditions to funding set forth or referred to in Exhibit C are satisfied (collectively with the Term Documentation Principles, the “Documentation Principles”).

Financial Covenant:	A quarterly minimum Fixed Charge Coverage Ratio (to be defined as the ratio of Consolidated EBITDA minus unfinanced capital expenditures minus cash taxes, to the sum of cash interest expense, scheduled principal payments for debt for borrowed money and solely for purposes of determining compliance with Payment Conditions, restricted payments made on reliance of compliance with Payment Conditions) of 1.0:1.0; provided that (x) such covenant will only be tested if an event of default has occurred and is continuing or Excess Availability is less than the greater of (1) 10% of Line Cap and (2) $5 million, in any such event (a “Trigger Event”), and (y) upon the occurrence of a Trigger Event, such covenant shall be only tested as of the last day of the most recent fiscal quarter end for the twelve months then ended for which financial statements were required to be delivered and as of each fiscal quarter end thereafter until the Trigger Event is cured for a period of 30 consecutive days following the Trigger Event.

Exhibit B - 10

Unrestricted Subsidiaries:	The ABL Documentation contains provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and other customary conditions and provisions as set forth in the ABL Documentation, the ABL Borrowers are permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) with respect to any such designation of any subsidiary or subsidiaries whose assets included immediately before such designation in the Borrowing Base represent at least 5% of the Borrowing Base immediately before such re-designation and with respect to any such re-designation of any subsidiary or subsidiaries whose assets that would be included immediately after such re-designation in the Borrowing Base represent at least 5% of the Borrowing Base immediately after such re-designation, the Payment Conditions (as defined below) are met, (ii) if a restricted subsidiary is being designated as an unrestricted subsidiary, such restricted subsidiary, together with all other unrestricted subsidiaries as of such date of designation, shall have contributed greater than a percentage to be agreed of MKS’s consolidated EBITDA (calculated inclusive of all unrestricted subsidiaries), as of the most recently ended fiscal quarter of MKS, an updated borrowing base certificate shall have been delivered to the Administrative Agent and (iii) each subsidiary designated as an “unrestricted subsidiary” under the Term Loan Facility shall be designated as an unrestricted subsidiary under the ABL Facility, and each subsidiary designated as a “restricted subsidiary” under the Term Loan Facility shall be designated as a restricted subsidiary under the ABL Facility. Unrestricted subsidiaries will not be subject to the representations and warranties, the affirmative or negative covenant or event of default provisions of the ABL Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with the negative covenants and financial ratios contained in the ABL Documentation.

Representations and Warranties:	Limited to the following and applicable to the ABL Borrowers and their restricted subsidiaries: financial statements (including pro forma financial statements) and projections; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of ABL Documentation; with respect to the ABL Documentation, no conflict with law, organizational documents and material agreements; no material adverse litigation; ownership of property; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; subsidiaries; use of proceeds; environmental and regulatory

Exhibit B - 11

matters; disclosures; creation, perfection and priority of security interests; solvency (on a consolidated basis); status of the ABL Loans as senior debt; PATRIOT Act; FCPA and OFAC/anti-terrorism laws; insurance; borrowing base and customary representations and warranties for asset-based secured facilities; and delivery of certain documents, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and to limitations for materiality as set forth in the ABL Documentation.

Affirmative Covenants:	Limited to the following and applicable to the ABL Borrowers and their restricted subsidiaries: delivery of annual financial statements (accompanied by an audit opinion from a nationally recognized accounting firm) within ninety days (90) after the end of each fiscal year, delivery of quarterly financial statements within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year; delivery of annual budgets and projections (within sixty-five (65) days after the end of each fiscal year and only to Lenders that have elected to receive material non-public information); officers’ certificates and other information; customary annual conference calls with ABL Lenders; payment of taxes; maintenance of existence and material rights and privileges; compliance with laws; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of books and records; right of the ABL Agent to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; ERISA; use of proceeds; designation of unrestricted subsidiaries; further assurances (including, without limitation, with respect to security interests in after-acquired property); borrowing base certificates, field exams and appraisals and cash management systems; and delivery of consolidating and consolidated monthly financial statements during the continuance of a Cash Dominion Event, subject, in the case of each of the foregoing covenants, to customary exceptions and qualifications as set forth in the ABL Documentation.

Field audits (and if any Eligible Inventory has been included in the Borrowing Base, inventory appraisal) will be conducted no more than one time per calendar year at the ABL Borrowers’ expense (or two times at the ABL Borrowers’ expense if such field audit (and if any Eligible Inventory has been included in the Borrowing Base, inventory appraisal) is commenced during an Audit Trigger Period (as defined below)). Following the occurrence and during the continuation of an Event of Default, field audits (and if any Eligible Inventory has been included in the Borrowing Base, inventory appraisals) will be conducted at the ABL Borrowers’ expense at the discretion of the Administrative Agent.

Exhibit B - 12

“Audit Trigger Period” shall mean any period during which Excess Availability has been less than the greater of 25% of Line Cap and $10 million for three (3) consecutive business days.

Notwithstanding anything to the contrary, there is no minimum hedging requirement for interest rate or foreign exchange hedging.

Negative Covenants:	Limited to the following with certain customary exceptions (and applicable to the ABL Borrowers and their restricted subsidiaries):

(a) the incurrence of debt (which shall permit, among other things, an amount to be agreed for letters of credit and foreign lines of credit);

(b) liens (which shall permit, among other things, an amount to be agreed for secured letters of credit and secured foreign lines of credit);

(c) mergers, consolidations and fundamental changes;

(d) asset sales (which shall permit, among other things, ordinary course asset sales and dispositions, and other exceptions to be agreed, including sales of restricted subsidiaries and sale leasebacks, with a basket of $200 million in the aggregate for all asset sales consummated within 18 months of the Closing Date subject to no event of default and at least 75% of the consideration received is in cash or cash equivalents);

(e) investments (which shall permit, among other things, investments in restricted subsidiaries (including Foreign Subsidiaries) subject to a limit to be agreed on investments by Loan Parties in entities that are not Loan Parties, and Permitted Acquisitions (as defined in Exhibit A));

(f) dividends or distributions on, or redemptions of, the MKS’s equity (which shall permit, among other things, (i) intercompany dividends and distributions including pro-rata distributions from non-wholly owned subsidiaries with respect to their equity interests, (ii) a general basket of $50 million, subject to the absence of any event of default, (iii) a basket of $15 million for the purchase or redemption of stock appreciation rights, restricted stock units and performance share units of the Company, in each case, in connection with the Acquisition and (iv) so long as no event of default has occurred and is continuing or would result therefrom, dividends, distributions and equity

Exhibit B - 13

redemptions in an aggregate amount per fiscal year not to exceed 4.0% of Market Capitalization (defined as an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) equity interests of the Borrower on the date of declaration of the relevant restricted payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common (or common equivalent) equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such restricted payment) for all dates of declaration of such restricted payments during such fiscal year;

(g) prepayments or redemptions of junior debt, or amendments of junior debt documents or organizational documents in a manner materially adverse to the ABL Lenders;

(h) negative pledge clauses and other restrictive agreements;

(i) transactions with affiliates above an agreed upon threshold (with customary exceptions as set forth in the ABL Documentation);

(j) anti-corruption laws and sanctions; FCPA and OFAC/anti-terrorism laws;

(k) sale/leaseback transactions; and

(l) change in business.

The ABL Documentation shall allow restricted payments, investments, acquisitions and the prepayment or redemption of any junior debt so long as the Payment Conditions with respect thereto would be satisfied.

“Payment Conditions” means with respect to any transaction to which such conditions apply, (a) there is no default or event of default existing immediately before or after such transaction, (b) either (i) Excess Availability on the date of the proposed transaction and for each day during the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any ABL Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of (x) 15% (or in the case of acquisitions, 12.5%) of Line Cap and (y) $7.5 million (or in the case of acquisitions, $6 million) and the Loan Parties are in pro forma compliance with the Financial Covenant whether or not such covenant is then in effect or (ii) Excess Availability on the date of the proposed transaction and for each day during the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any

Exhibit B - 14

ABL Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of (x) 20% (or in the case of acquisitions, 17.5%) of Line Cap and (y) $10 million (or in the case of acquisitions, $8 million), and (c) the Borrowers shall have delivered a customary certificate to the Administrative Agent certifying as to compliance with the requirements of clauses (a) and (b) (if applicable).

Events of Default:	Limited to the following and applicable to the ABL Borrowers and their restricted subsidiaries only, and with materiality, grace periods and other qualifications as set forth in the ABL Documentation: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of a representation or warranty when made or deemed made; violation of covenants (subject, in the case of certain of such affirmative covenants, to a thirty day grace period (it being understood that there will be a 3 days’ grace period for delivery of borrowing base certificates and no grace period for use of proceeds, delivery of notices of default, maintenance of existence and cash management); cross-default and cross acceleration to material indebtedness; bankruptcy events of any ABL Borrower or any restricted subsidiary that is not an immaterial subsidiary (with a customary grace period for involuntary events); certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any material provision in a guarantee, security document or material subordination provisions or non-perfection of a security interest covering a material portion of the collateral; and a change of control.

Voting, Assignments and
Participations, Yield Protection:	After the Closing Date, the ABL Lenders shall be permitted to assign loans and commitments under the ABL Facility with the consent of MKS (not to be unreasonably withheld or delayed) and the Issuing Lenders (in each case, MKS’s consent shall be deemed given if it fails to respond within ten business days); provided that no consent of MKS shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) for assignments of loans and commitments to another ABL Lender under the ABL Facility or to an affiliate or approved fund of a ABL Lender under the ABL Facility. All assignments will require the consent of the Administrative Agent and the Issuing Lenders (in each case not to be unreasonably withheld or delayed) unless such assignment is an assignment of the ABL Loans to another ABL Lender under the ABL Facility or to an affiliate or approved fund of an ABL Lender under the ABL Facility. Each assignment will be in

Exhibit B - 15

an amount of an integral multiple as set forth in the ABL Documentation or, in each case, if less, all of such ABL Lender’s remaining loans and commitments of the applicable class. Natural persons and the ABL Borrowers, their subsidiaries and affiliates may not be assignees.

The ABL Lenders are permitted to sell participations in Loans and commitments without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Amendments and waivers with respect to the ABL Documentation shall require the approval of ABL Lenders holding more than 50% of the aggregate amount Loans and commitments under the ABL Facility (the “Required Lenders”), except that (a) in addition to the consent of the Required Lenders, the consent of each ABL Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan and (ii) reductions in the rate of interest or any fee or extensions of any due date thereof (but, for the avoidance of doubt, other than default rate interest) and (iv) increases in the amount or extensions of the expiry date of any ABL Lender’s commitment, (b) the consent of 100% of the ABL Lenders shall be required with respect to (i) reductions of any of the voting percentages and modifications of any pro rata sharing and payment provisions, (ii) releases of all or substantially all the Collateral (other than in connection with any sale of Collateral permitted by the ABL Documentation) and (iii) releases of all or substantially all of the Guarantors (other than in connection with the release or sale of the relevant Guarantor permitted by the ABL Documentation), (c) the consent of Administrative Agent or an Issuing Lender shall be required with respect to any amendment or modification that affects its rights or duties as administrative agent or issuing lender and (d) (i) the written approval of ABL Lenders holding more than 66  2⁄3% of the aggregate amount of funded and unfunded commitments under the ABL Facility (the “Supermajority Lenders”) will be required with respect to votes for changes to the definition of “Borrowing Base” or any component definition thereof, or changes in advance rates, the effect of which is to increase availability thereunder.

The ABL Documentation contains customary provisions for replacing non-consenting ABL Lenders in connection with

Exhibit B - 16

amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

The ABL Documentation shall contain customary protective provisions for such matters as EU bail-in, capital adequacy, increased costs, reserves, funding losses, illegality, and withholding taxes, including treatment of Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III as changes in law.

Defaulting Lenders:	The ABL Documentation will include customary defaulting lender provisions to protect the Administrative Agent and the Issuing Lenders with respect to the funding and reimbursement obligations of defaulting lenders. The ABL Borrowers will not be required to pay certain fees to any defaulting lender and the voting rights of defaulting lenders (except in the case of certain customary matters) shall be suspended. Upon any ABL Lender becoming a defaulting lender, the outstanding Letters of Credit shall be reallocated among non-defaulting lenders under the ABL Facility (up to their respective commitments) and, to the extent any Letter of Credit exposure remains unallocated, the ABL Borrowers shall be required to post cash collateral in the amount of the product of (x) the face amount of the issued Letters of Credit multiplied by (y) the unallocated commitment percentage of defaulting lenders. A defaulting lender is a lender who has failed to perform certain of its obligations under the ABL Documentation or has become insolvent or is in receivership as more fully set forth in the ABL Documentation. The loans and commitments of defaulting lenders shall not be counted toward the calculation of the Required Lenders or Supermajority Lenders.

Expenses and Indemnification:	The ABL Borrowers shall pay (a) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent and the Arrangers in connection with the syndication of the ABL Facility and the preparation, execution, delivery and administration of the ABL Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction and counsel otherwise retained with the ABL Borrowers’ consent) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Arrangers and the ABL Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the ABL Documentation.

Exhibit B - 17

The Loan Parties will indemnify the Administrative Agent, each Issuing Lender, the Arrangers and the ABL Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the ABL Borrowers or any of their respective affiliates, creditors or shareholders) that relate to the ABL Documentation), except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from (i) the gross negligence or willful misconduct of the indemnified party, (ii) a material breach of obligations under the ABL Documentation by such indemnified party or (iii) any dispute solely among the indemnified parties (not arising as a result of any act or omission by any ABL Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such indemnified party in its capacity as agent or arranger.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arrangers:	Paul Hastings LLP.

Exhibit B - 18

EXHIBIT C

MKS Instruments, Inc.

$800.0 million Term Loan Facility

$50.0 million ABL Facility

Summary of Terms and Conditions

Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter. The commitments of the Initial Lenders and the Arrangers’ and other agents’ agreements to perform the services described herein (including the initial borrowing under the Facilities) are subject only to the satisfaction (or waiver by the Arrangers) of the following conditions precedent:

1. Subject to the Certain Funds Provision and the Documentation Principles, definitive loan documentation for the Facilities consistent with the Term Sheets and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Term Sheets and the Commitment Letter) shall have been executed and delivered by the parties thereto to the Administrative Agents.

2. The Acquisition shall have been, or substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the Acquisition Agreement. No material provision of the Acquisition Agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the Lenders (in their capacity as such) or the Arrangers without the consent of the Arrangers; provided that (a) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Lenders or the Arrangers so long as any such reduction is applied to reduce the amount of commitments in respect of the Term Loan Facility on a dollar-for-dollar basis and (b) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders or the Arrangers so long as such purchase price increase is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price).

3. The Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and of the Company for the three fiscal years ended at least 60 days prior to the Closing Date (as defined in Exhibit A and used in Exhibit C, the “Closing Date”) and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and of the Company for each subsequent fiscal quarter following the last fiscal year for which financial statements have been delivered pursuant to clause (a) above ended at least 40 days before the Closing Date.

4. The Arrangers shall have received a pro forma consolidated balance sheet and the related consolidated statement of income of the Borrower as of and for the twelve-month period ending on the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, in each case prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

5. The Refinancing shall have been (or substantially simultaneously with the closing under the Acquisition, shall be) consummated. After giving effect to the Refinancing and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness (other than the loans and other extensions of credit under the Facilities and (x) as to the Acquired Business, indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement and (y) as to the Borrower and its other subsidiaries, deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries and ordinary course capital lease, purchase money and equipment financings), and Borrower shall not have any outstanding equity that is mandatorily redeemable at the option of the holder earlier than the date that is 90 days after the Term Maturity Date.

6. Subject to the Certain Funds Provision, the Administrative Agents shall have received (a) all documents and instruments required to create and perfect each Collateral Agent’s security interest in the Collateral, executed and delivered by the applicable Loan Parties, (b) a reasonably satisfactory certificate substantially in the form of Annex I to the Commitment Letter attesting to the solvency of the Borrower and its subsidiaries on the Closing Date (as defined in Exhibit A) on a consolidated basis after giving effect to the Transactions from the chief financial officer or another senior financial officer of the Borrower, (c) a borrowing base certificate in respect of the ABL Facility and (d) such legal opinions, certificates, organizational documents, borrowing notice and instruments as are customary for transactions of this type.

7. Since the date of the Acquisition Agreement, there shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement, a “Company Material Adverse Effect”).

8. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agents, the Arrangers and the Lenders shall have been paid, to the extent an invoice therefor was presented at least two business days prior to the Closing Date (or such later date as the Borrower may agree).

9. The Loan Parties shall have provided the documentation and other information to the Lenders required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date, as has been requested to the Borrower in writing at least ten business days prior to the Closing Date.

10. The Arrangers shall have been provided with a period of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) following the receipt of the such information as is requested by the Arrangers and customarily delivered by a borrower and necessary for the preparation of a customary Confidential Information Memoranda to syndicate the Facilities; provided that such period will not include July 4, 2016 or any date from and including August 22, 2016 through and including September 5, 2016. If the Borrower in good faith reasonably believes it has delivered the information requested by the Arrangers in accordance with the preceding sentence for use in the Confidential Information Memorandum, it may deliver to the Arrangers a written notice to that effect, in which case the Confidential Information Memorandum will be deemed to have been delivered on the date such notice is received by the Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Arrangers, in each case, unless the Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the information requested by the Arrangers in accordance with the preceding sentence for use in the Confidential Information Memorandum and, within 3 business days after the receipt of such notice from the Borrower, the Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which information required to be included in the Confidential Information Memorandum has not been delivered).

11. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) on the Closing Date.

ANNEX I

Form of Solvency Certificate

Date: [            ,             ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [    ] of the Credit Agreement1, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)	the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)	the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

* * *

[1]	Credit Agreement to be defined.

Annex I - 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[Borrower]

By:
Name:
Title:	[Chief Financial Officer]

Annex I - 2